Exhibit 10.3

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is entered into as of March 11, 2008 by and between Stratum Holdings, Inc., a Nevada corporation (“Seller”), Decca Consulting Ltd., an Alberta corporation (“Decca”), and Hamilton Acquisition, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.            Pursuant to a Securities Purchase Agreement dated the date hereof by and among Buyer, Seller and CYMRI, L.L.C. (the “PEI Purchase Agreement”), Buyer will acquire all of the issued and outstanding capital stock of PEI from Seller on the terms and conditions and for the consideration set forth in the PEI Purchase Agreement.

B.            Seller owns all of the issued and outstanding capital stock of Decca, which consists of [200 common shares] (the “Decca Shares”) and Seller desires to grant Buyer an option to purchase the Decca Shares.

C.            It is a condition to the consummation of the transactions contemplated by the PEI Purchase Agreement that Seller enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Defined Terms.  Capitalized terms used in this Agreement, unless otherwise defined in this Agreement, have the meanings assigned to them in the PEI Purchase Agreement.

2.             Grant of Option.  Seller hereby grants to Buyer an option to purchase the Decca Shares (the “Decca Option”), which Buyer may exercise at any time during the 90 day period commencing on the date hereof and ending at 5:00 p.m., Central time, on June 9, 2008 (the “Decca Option Period”).  Buyer shall evidence its intent to exercise the Decca Option by providing written notice (the “Exercise Notice”) thereof to Seller at any time prior to the end of the Decca Option Period.  Commencing on the date Seller receives the Exercise Notice, Buyer and Seller shall each make a good faith effort to (i) negotiate the terms and conditions of Seller’s sale to Buyer of the Decca Shares (as reflected in a written agreement between Seller and Buyer) on the terms set forth in Section 3 of this Agreement and (ii) consummate such transaction no more than 30 days after such date.

3.             Terms of Purchase.  The terms of the purchase and sale of the Decca Shares pursuant to the Decca Option shall be set forth in a purchase agreement (the “Decca Purchase Agreement”) which will be substantially similar to the terms for the purchase of the Decca Shares set forth in the Securities Purchase Agreement included in the FORM DEFM14A filed by Seller with the Securities and Exchange Commission on February 11, 2008 (the “Draft Agreement”); provided, that (i) the “$19,250,000” set forth in Section 2.2(i) of the Draft  Agreement will be “$4,250,000”, (ii) the Escrow Agreement will be amended to include any claim made by Buyer pursuant to the Decca Purchase Agreement and the PEI Purchase Agreement, (iii) the threshold and cap for breaches of certain representations and warranties set forth in Section 7.4 of the Draft Agreement will apply to both the Decca Purchase Agreement and the PEI Purchase Agreement on an aggregate basis, and (iv) the Decca Purchase Agreement would appropriately take into account any outstanding lawsuits or claims against Decca to the satisfaction Buyer in its sole discretion.

4.             No Shop.  From and after the date of this Agreement and continuing through the consummation of the purchase of the Decca Shares by Buyer or termination of this Agreement, Seller and Decca shall not, nor shall they authorize or permit any officer, director, employee or affiliate of Seller or Decca or any investment banker, attorney, accountant or other representative retained by Seller or Decca or the shareholders of Seller, to initiate, solicit or knowingly encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or continue any discussions or negotiations with any person or entity in the furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize any of the officers, directors, employees or affiliates of Seller or Decca or the shareholders of Seller, or any investment banker, financial advisor, attorney, accountant or other representative retained by Seller or Decca or the shareholders of Seller  to take any such action.  As used in this Agreement, “Acquisition Proposal” shall mean (a) any sale of stock, merger, consolidation, share exchange, business combination, stock redemption, recapitalization, or similar transaction involving the Decca (other than the transaction contemplated by this Agreement); or (b) any sale, lease, exchange, mortgage, pledge or disposition of any of the assets of the Decca other than in the ordinary course of business.  In the event Seller or its affiliates receive an Acquisition Proposal, Seller will notify Buyer promptly of Acquisition Proposal and the terms of the Acquisition Proposal.

5.             Issuance of Stock.  From and after the date of this Agreement and continuing through the consummation of the purchase of the Decca Shares by Buyer or termination of this Agreement, Seller will not permit Decca to issue any shares of capital stock of Decca or grant or agree to grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Decca to issue, sell, or otherwise cause to become outstanding any of its capital stock

6.             Operation of Decca.  From and after the date of this Agreement and continuing through the consummation of the purchase of the Decca Shares by Buyer or termination of this Agreement, the Seller and Decca will (i) conduct the business and operations of Decca in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; (ii) use their best efforts to preserve the current business organization of Decca, keep available the services of Decca’s current officers, independent contractors and agents, and maintain the relations and good will with all suppliers, customers, distributors, landlords, creditors, independent contractors, agents and other Persons having business relationships with Decca; (iii) report periodically to Buyer concerning the status of (a) the business, operations and finances of Decca and (b) any claims filed against Decca, including, without limitation, Golden Eagle Exploration, LLC, vs. Weatherford U.S., L.P. and  Decca, Civil No. 0707-119 filed in the Seventh Judicial District Court, Grand County, Utah and

(iv) not permit Decca to pay any dividends or make any distributions to Seller other than necessary to satisfy intercompany advances.

7.             Termination.  This Agreement will terminate upon the expiration of the Decca Option Period, however, in the event Buyer exercises the Option, all rights and obligations under this Agreement will continue until through the consummation of the purchase of the Decca Shares.

8.             Miscellaneous.

(a)           Amendments.  No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby.  No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

(b)           Successors and Assigns.  All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties.  No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer may assign any or all of their rights, interests, and obligations hereunder (i) to one or more of their affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer or any of its  affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder, and (iii) to any subsequent purchaser of Buyer or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

(c)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

(d)           Notices.  All demands, notices, communications and reports provided for in this Agreement will be given in accordance with Section 8.6 of the Purchase Agreement.

(e)           Counterparts.  The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument.

(f)            No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no person which is not a party will have any right or obligation pursuant to this Agreement.

(g)           Headings.  The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

(h)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are terminated.

(i)            Severability.  In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not effect any other provision of this Agreement.

(j)            Construction. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k)           Cumulative Remedies.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

(l)            Further Assurances.  Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this date first above written.

STRATUM HOLDINGS, INC.

By:	/s/ D. Hughes Watler, Jr.
Its:	Chief Financial Officer

DECCA CONSULTING LTD.

By:	/s/ D. Hughes Watler, Jr.
Its:	Chief Financial Officer

HAMILTON ACQUISITION, INC.

By:	/s/ Charles R. Brown II
Its:	Chief Executive Officer

Signature page to Option Agreement